EXHIBIT 99.1

NEWS

MEDIA CONTACT:

Stephanie Mitchell

(310) 226-2645

stephanie.mitchell@kornferry.com

DEBRA J. PERRY ELECTED TO KORN/FERRY INTERNATIONAL BOARD

LOS ANGELES, February 6, 2008 — Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that it has appointed Debra J. Perry to its Board of Directors.

Ms. Perry worked at Moody’s Corporation (NYSE: MCO) from 1992 to 2004. From 2001 to 2004, she was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments. From 1999 to 2001, Ms. Perry served as chief administrative officer and chief credit officer of Moody’s Investors Service and later Moody’s Corporation, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Investors Service.

Ms. Perry is also currently a member of the board of directors of Conseco, Inc. (NYSE: CNO) and MBIA Inc. (NYSE: MBI) and is a frequent speaker on topics related to enterprise risk management and audit committee oversight in the new governance environment.

“With Debra’s deep knowledge of the financial and professional services industries, she will be a strong addition to our Board,” said Paul C. Reilly, Chairman of Korn/Ferry. “Her unique perspective on risk and corporate governance will benefit not only our boardroom but also our entire organization.”

Prior to joining Moody’s, Ms. Perry was a director in Fixed-Income Research at the First Boston Corporation. Earlier in her career she worked in a variety of banking and capital markets functions at Chemical Bank in New York, Paris and London.

Ms. Perry holds an undergraduate degree from the University of Wisconsin at Madison, and a master’s degree from Yale University.

About Korn/Ferry International

Korn/Ferry International, with more than 80 offices in 39 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.